Exhibit 99.1

For Release: Immediate

Media contact: Jim Fitzwater - 215.299.6633
james.fitzwater@fmc.com
Investor Relations contact: Alisha Bellezza - 215.299.6119 ir@fmc.com

FMC Corporation Executes Credit Agreements for $3.5 Billion

PHILADELPHIA, October 14, 2014 – FMC Corporation (NYSE:FMC) announced that it has executed $3.5 billion of unsecured credit agreements with lenders to facilitate its agreement to acquire all the outstanding equity of Cheminova A/S.

“This financing commitment is an important step in our acquisition and integration of Cheminova,” said Pierre Brondeau, FMC’s president, CEO and chairman. “We were gratified by the strong support provided by our 26 banks, which substantially over-subscribed the syndication.”

FMC entered into the new credit agreements on October 10, 2014. A new term loan agreement provides up to $2 billion of senior unsecured loans that can be drawn to finance the acquisition of Cheminova, to pay associated fees and expenses, and to support other transactions related to the acquisition. The term loan facility will have a termination date five years after it is drawn for the acquisition. FMC also amended and extended the term of its $1.5 billion revolving credit agreement which now expires on October 10, 2019. Citigroup Global Markets Inc. and Merrill Lynch, Pierce, Fenner & Smith Incorporated acted as joint lead arrangers.

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About FMC

FMC Corporation is a diversified chemical company serving agricultural, industrial and consumer markets globally for more than a century with innovative solutions, applications and quality products. In 2013, FMC had annual sales of approximately $3.9 billion. The company employs approximately 5,600 people throughout the world, and operates its businesses in three segments: FMC Agricultural Solutions, FMC Health and Nutrition, and FMC Minerals. For more information, visit www.FMC.com

Safe Harbor Statement under the Private Securities Act of 1995: Statements in this news release that are forward-looking statements are subject to various risks and uncertainties concerning specific factors described in FMC Corporation’s 2013 Form 10-K and other SEC filings. Such information contained herein represents management’s best judgment as of the date hereof based on information currently available. FMC Corporation does not intend to update this information and disclaims any legal obligation to the contrary. Historical information is not necessarily indicative of future performance.

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